First Quarter 2008 Earnings
Conference Call
February 1, 2008

Pat Davidson

Good morning and thanks for joining us. Earlier today we published our first quarter results for fiscal 2008. A copy of the release is available on our website at www.oshkoshtruckcorporation.com. Today’s call is being webcast and is accompanied by a slide presentation, also available on our website. The audio replay and slide presentation will be available on the web for approximately 12 months. Please refer now to slide 2 of that slide presentation.

Our remarks that follow, including answers to your questions, include statements that we believe to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These forward-looking statements are subject to risks that could cause actual results to be materially different. Those risks include, among others, matters that we have described in our Form 8-K filed with the SEC this morning and other filings we make with the SEC. Except as described in the Form 8-K, we disclaim any obligation to update these forward looking statements, which may not be updated until our next quarterly earnings conference call, if at all.

Occasionally today, we will refer to “previous estimates.” We made or updated such estimates during our fourth quarter earnings conference call for fiscal 2007 on November 1, 2007.

Presenting today for Oshkosh Truck will be Bob Bohn, our Chairman and Chief Executive Officer; Charlie Szews, President and Chief Operating Officer and Dave Sagehorn, Executive Vice President, Chief Financial Officer and Treasurer.

Let’s begin by turning to slide 3 and I’ll turn it over to Bob.

Bob Bohn

Thank you, Pat. Good morning and thank you all for joining us today for what we expect will be our last quarter of reporting as Oshkosh Truck. We have a proposal outstanding to our shareholders to change our company name to more accurately reflect the scope of our business and our future. I’ll touch on this in more detail in a moment.

Oshkosh Q1 2008 Highlights

The almost daily dose of negative economic news since our last quarterly call has certainly hurt industrial stocks like ours, but our hands-on operating team continues to execute effectively even in the face of this news. I will review the highlights while Charlie and Dave go into more detail.

For the first quarter, we reported

•	$1.5 billion of net sales, up 49.0%,
•	a 31.5% increase in operating income to $110 million, and
•	earnings per share of $0.50, down about 9% from last year's first quarter.

This compares to our previous estimate range for earnings per share of $0.35 to $0.40 and prior year earnings per share of $0.55. We had projected a tough first quarter. Last year’s first quarter benefited from a pre-buy of vehicles in advance of diesel engine emissions standards changes and this quarter we faced the aftereffects of that pre-buy. We performed much better than our previous guidance, primarily due to strong performance by our North American access equipment team.

Now, for the 2008 fiscal year, we are maintaining our earnings per share estimate range of $4.15 to $4.35. We are being affected by weak housing markets, lower municipal spending and high oil prices, among other unfavorable economic news, and our new estimates reflect sharply lower sales and operating income estimates for our commercial and fire & emergency segments, which are most impacted by that news. These estimates reflect recession-like volumes in our concrete placement business. However, we believe our management team has done an excellent job of mitigating these factors. We’ve invested in global initiatives to improve our distribution in key international growth markets and to reduce our supply chain costs. And, we’ve reined in spending at businesses where market conditions are soft. We’re also benefiting from higher defense truck volumes. So, I’m comfortable with re-affirming our earnings per share estimate range for fiscal 2008 and pleased with how our team responded to both the present challenges and global opportunities in our markets.

This team is dedicated to performing for our shareholders in all market conditions. If the Federal Reserve and federal government are effective in coaxing the U.S. economy into modest growth in 2008, then we expect to have the opportunity to do better.

Please turn with me to slide 4.

Oshkosh Corporate Initiatives

We continue to strengthen our management team so that we can perform effectively in all market conditions and continue our outstanding growth record. How are we getting stronger? We have added a great deal of talent to our supply chain team. We hired a new Chief Procurement Officer with global low cost country sourcing experience and a record of building a world class supply chain team. Additionally, we have added a number of talented leaders to our corporate logistics and Asia-based procurement teams. On top of this, we have been fortunate to bring into the company some key supply chain leaders for our business segments. We’ve been adding other talent as well, but our supply chain additions are particularly important to our success at this time. Overall, there are a lot of strong folks coming in who will help take Oshkosh to the next level.

As I mentioned a few moments ago, we have a proposal outstanding to our shareholders to change our corporate name from Oshkosh Truck Corporation to simply Oshkosh Corporation. We’re very proud of our rich history of being a leading military and specialty truck producer and we will continue to make the best military and specialty work trucks in the world under the Oshkosh Truck brand. But, particularly with our purchase last year of JLG Industries, we’ve expanded the scope of vehicles and equipment that we sell and we believe it is appropriate for our name to reflect that growth. I hope you have noticed in some of our communications and presentations that we already look at ourselves as a leading specialty vehicle producer. We will hear from our shareholders early next week, but we expect them to approve our name change as we continue the transformation of our great company.

With that, I will turn it over to Charlie Szews, our President and COO, who will review some of the highlights of our operating segments.

Charlie Szews

Thanks Bob. Please turn with me to slide 5.

Access Equipment

We’ve had a remarkable start to the new fiscal year. Let me start with comments on our largest segment, access equipment, which contributed so much to our first quarter performance. JLG continued to grow its revenues in the first quarter and was basically up in all areas except for North American telehandlers. For the quarter, our global access equipment business was up almost 20% compared to the same period last year, including sales prior to our ownership.

In our access equipment business, we annually conduct negotiations with the largest global rental companies with respect to their annual access equipment requirements. Such discussions with the largest European rental companies were largely complete and associated annual orders were in backlog at September 30, 2007. During our first fiscal quarter, we began discussions with the largest North American rental companies. Most of those discussions for calendar year end customers are now complete, although no agreements were signed nor orders in-house on those agreements by the end of the first fiscal quarter. Last year, we had progressed more quickly through this process and had realized large orders in backlog by the end of the first fiscal quarter. Overall, the negotiations have been favorable, yielding modestly higher pricing and volumes that are reflected in our estimates that Dave will share with you shortly. Over the next 90-120 days, we would expect these agreements to be finalized and reflected in our backlog.

We continue to work hard to successfully complete the integration of JLG and achieve the synergy targets that we set for ourselves and communicated to you when we announced the deal 16 months ago. We expect to achieve our second year target for procurement synergies, which is helping us to boost our margins in this segment.

One part of our integration plan was to construct a brand-new, 43,000 square foot European parts distribution facility. This facility was up and running on January 2. I viewed it two weeks ago and was happy to see our immensely improved capability to serve our European customers. We now have more inventory in Europe to meet demand and more efficient processes to fulfill that demand. The construction of this facility is a great example of our commitment to greater support of our customers, which is something we are focusing on in all of our markets.

Please move with me to slide 6 and let’s take a look at defense.

Defense

We built on our strength from the back half of fiscal 2007 with an all-time record for the first quarter in sales and operating income. Adding to this, we continue to believe that fiscal 2008 will be strong and are encouraged by additional funding that was approved by Congress and the President in late calendar 2007. Significant additional requested funding for Oshkosh programs is currently with Congress and could be approved in the spring. While this funding wouldn’t affect us this fiscal year, it would provide support for a strong fiscal 2009 and a solid foundation for fiscal 2010.

We’re very pleased with two big announcements we made during the quarter regarding two important products in this segment. I’ll talk about the latest opportunity first.

We are excited and proud to be teamed with Northrop Grumman on the $40 billion, ten-year Joint Light Tactical Vehicle, or JLTV, Program. We are both leaders in our areas of expertise and we are fully committed to supporting the team so that we can provide the winning solution. To refresh your memories, the JLTV is the next generation vehicle that the U.S. Department of Defense (“DoD”) plans to acquire for use by the U.S. Army and U.S. Marine Corps to replace a significant portion of the requirements of the HMMWV. As currently envisioned, the JLTV will be stronger, more survivable and more mobile than current tactical vehicles in its class, as well as be more mobile and maneuverable than the Mine-Resistant Ambush Protected (“MRAP”) vehicles that are currently being deployed in Iraq. We and Northrop Grumman are committing significant resources to this program. When it comes to designing from scratch a new tactical wheeled vehicle to meet next generation specifications for the DoD, and then supporting that vehicle in theater, we have been the DoD’s premier supplier over the last 30 years. Together with Northrop Grumman’s superior communications and systems integration expertise, we believe we can deliver the best value to the DoD for their JLTV requirements. And, our proven ability to insert new technologies into this vehicle, which has a 40-year lifespan, makes us a valued partner for the long-term.

On October 1, 2007, we and our team partners, Ceradyne and I-3, submitted two Bull™ vehicles, pictured at the bottom of this slide, for testing by the government. The Bull™ is an MRAP II vehicle that offers protection from explosively formed projectiles, or EFPs, which present a more intense threat level than an improvised explosive device, or IED. The Bull is also highly mobile and it can take our soldiers and Marines wherever they want to go. After successful initial test results, our MRAP team received an order for six additional Bulls for further testing. We are busy building these vehicles, which we expect to deliver to our customer in March 2008. We don’t assume any revenue for additional orders for Bull vehicles in our estimates today, so if we do receive follow-on production orders for Bulls, they will be incremental to our outlook.

Please turn to slide 7.

Fire & Emergency

We have seen further signs of softer municipal spending in portions of our fire & emergency business. Furthermore, Pierce is experiencing the aftereffects from the 2007 engine emissions standards changes pre-buy. Even with this tougher backdrop, we recorded solid top line gains this quarter in both our Pierce fire truck and airport products businesses.

Last quarter we talked briefly about our new Pierce Ultimate Configuration, or PUC product. The reception we have received from fire departments that have had the opportunity to use PUC units has been fantastic. We expect to benefit from current users’ experience with these vehicles as word spreads of the benefits of this revolutionary new product.

The towing and recovery market is being negatively impacted by high oil prices and general economic conditions. As a result, we have not seen the typical pick-up in orders heading into the busy winter towing season, which negatively impacted this business unit this quarter.

The airport products business was led once again by strong aircraft rescue and firefighting (ARFF) vehicle shipments and vigorous order activity in international markets to support global airport expansion.

The mobile medical business of Oshkosh Specialty Vehicles (“OSV”) has been negatively affected by the Deficit Reduction Act, which reduced the support that medical diagnostic providers receive for certain procedures performed outside of hospitals. Furthermore, the writers’ strike is beginning to affect the broadcast vehicle market, which will likely continue at least until the dispute is settled.

Overall, we’re facing some tough market conditions, but global opportunities and new product introductions should still permit this segment to deliver modest, single-digit growth in fiscal 2008.

Please turn to slide 8.

Commercial

As we’ve been talking about for several quarters now, several key factors are affecting our commercial segment. A weaker residential construction market and the aftereffects of the large pre-buy that resulted from the 2007 diesel engine emissions standards changes are both sharply curtailing demand to recession-like levels at our concrete placement business. We believe this weakness will continue throughout the remainder of fiscal 2008.

To address these issues, we have worked with our team at McNeilus to reduce its cost structure to better support the lower level of activity in the factory. We also continue to drive Lean activities across the enterprise.

We believe we have solved our issues with the lightweight Revolution® mixer drum as field data is coming back positive. We have virtually eliminated concrete adhesion issues and upgraded the quality and reliability of the product. Although we are in a tough market, we are seeing more customers express interest in this productivity enhancing mixer drum.

Our domestic refuse collection vehicle business had lower year-over-year revenues in the first quarter, but our outlook remains solid for this business for the fiscal year. In spite of lower industry volume, we expect to deliver approximately flat unit sales in this business this fiscal year. Lower refuse package sales involving both a chassis and refuse collection body could cause total domestic refuse sales to decline slightly.

Finally, the restructuring at the Geesink Norba Group, our European refuse collection vehicle business, is in full swing and on schedule thanks to a large, dedicated team that is committed to successfully consolidating their facilities. Construction is nearly complete in Romania to begin the first phase of production of JLG fabrications this spring. We expect to be out of a leased facility in Blomstermala, Sweden by mid-spring of 2008. At the time of our last call, we were still negotiating with the associated works council to close the facility. That negotiation is now complete. We also have sold the Maarheeze, Netherlands facility. Negotiations with the affected employees and their works council are ongoing. We expect to record most of the restructuring impact for the affected employees in the second and third quarters when the facilities close.

So, fiscal 2008 will be a busy year for this business as we execute on an aggressive facilities consolidation plan. But we are taking the right actions to eliminate unnecessary overhead to get this business back to profitability and we are encouraged by the order flow we are experiencing and the improvements in both delivery times and product quality at this business.

I’ll now turn it over to Dave, who will run through the numbers with you.

Dave Sagehorn

Thank you Charlie and good morning everyone.

Please turn to slide 9.

Consolidated Results

Consolidated net sales of $1.5 billion for the first quarter of fiscal 2008 were up 49% compared to the first quarter of last year, led by a full quarter of JLG being part of the company and strong defense segment results. On a year-over-year basis, our overall sales would have been up approximately 7% if we had owned JLG for the full quarter during last year’s first quarter. Operating income increased 31.5% to $109.9 million in large part due to including JLG’s results for the full quarter in the current fiscal year. Operating income margin declined 100 basis points to 7.3% compared to prior year due mainly to an anticipated operating loss in our commercial segment and slightly lower profitability in our fire & emergency segment. Earnings per share decreased 9.1% to $0.50 as a result of the previously mentioned items.

Corporate operating expenses and inter-segment profit elimination grew by $8.4 million to $27.1 million in the first quarter of fiscal 2008 compared to last year, largely due to higher personnel related costs, costs to support our growth objectives and incremental costs related to having JLG for our entire first fiscal quarter of 2008.

Interest expense rose sharply over last year in the first quarter due to a full quarter of JLG ownership by Oshkosh and the resulting debt incurred for the acquisition.

And finally, our tax rate for the quarter was 34.0%, as we previously estimated.

We continue to focus on paying down debt with our free cash flow. We typically see debt levels rise in the first quarter, but we aggressively managed our spending and working capital build this quarter and, as a result, debt remained at $3.1 billion at the end of the quarter.

Now, let’s take a look at each of the segments in detail.

Please turn to slide 10.

Access Equipment

Access equipment recorded sales of $610.5 million in the first quarter. Compared to JLG’s stand-alone results for the same period last year, sales were down slightly in North America due to continued telehandler weakness, but were up in Europe and elsewhere worldwide, even after excluding the sales volume contributed by the manufacture of telehandlers for Caterpillar. Overall, sales for the segment were 18.9% higher in the quarter than sales for JLG in the same period last year including sales prior to our ownership. This led to operating income of $61.1 million and an operating income margin of 10.0%, in a seasonally slow quarter. Operating income in the first quarter benefited from higher sales, favorable product mix and favorable foreign exchange rates.

The backlog for access equipment was $922.9 million at December 31, 2007, which was down 21.9% compared to the prior year first quarter end, but up 8.1% compared to September 30, 2007. The decrease in backlog compared to the first quarter of fiscal 2007 is largely a result of the timing of our receipt of orders this fiscal year from large North American rental customers, as Charlie previously noted.

Please turn to slide 11.

Defense

Our defense business has continued to build momentum with sales of $398.3 million, up 27.8% compared to last year’s first quarter. Operating income grew from $54.6 million to $63.9 million, with strength coming from significantly higher new and remanufactured truck volumes. Parts & service sales were lower in the quarter, but this was expected. We do expect that parts & service will be up significantly in fiscal 2008 as we expect our armor kit business to pick up later in the fiscal year.

Operating income margin for the quarter in this segment was still strong at 16.0%, but we expect this to decrease as the year progresses because a larger percentage of our new truck sales will be under lower margin contracts.

Backlog in this segment was up 68.5% compared to last year’s first quarter end at $1.45 billion. Funding for Oshkosh programs included in the recent budget bill was not yet under contract as of the end of the quarter so it is not reflected in backlog.

Please turn to slide 12.

Fire & Emergency

Turning to fire & emergency, sales increased by 2.5% compared to the prior year quarter in a more challenging environment. While our Pierce and airport products businesses had solid quarters, we experienced softer sales at Jerr Dan, OSV and BAI. Operating income in the segment declined 9.3% to $22.2 million compared to the prior year quarter for the reasons just mentioned.

Compared to December 31, 2006, the fire & emergency backlog was down 17.2% to $573.2 million on December 31, 2007 due to continued weaker municipal spending in the fire apparatus market, the aftereffects of the diesel engine pre-buy and weaker orders at our Jerr Dan and OSV businesses.

Please turn to slide 13.

Commercial

As we previously estimated, the commercial segment was down this quarter. Commercial sales declined 27.8% to $230.4 million compared to last year’s first quarter due to weak residential construction and the aftereffects of the diesel engine pre-buy. This, along with the on-going rationalization activities in our European refuse collection vehicle business, caused operating results to decline to an operating loss of $10.2 million in the seasonally slowest quarter for this business.

In particular, we experienced significant sales and earnings declines in our U.S. concrete placement business and modestly lower sales in our U.S. refuse collection vehicle business. Our domestic refuse collection vehicle business has been less affected by the diesel engine emissions standards changes than our concrete placement business. Overall, we’ve taken the necessary steps to reduce staffing and expenses to match the lower volume.

The Geesink Norba Group incurred an operating loss of $5.4 million in the quarter including facility rationalization charges of $1.3 million.

Backlog for the commercial segment was down 33.0% at December 31, 2007 compared to December 31, 2006, with the biggest declines concentrated in our concrete placement business as a result of the large pre-buy related backlog last year.

Please turn to slide 14 for a review of our guidance for the full fiscal year 2008.

Oshkosh Fiscal 2008 Estimates

All comparisons are to our fiscal 2007 actual results and assume no new acquisitions.

It is too early to tell what, if any, impact the recent actions by the Federal Reserve and Washington to stimulate the economy will have on our markets or our customers buying plans in fiscal 2008. As such, we have not factored in any impact in our estimates for these actions.

We are maintaining our full year revenue forecast of between $7.1 and $7.3 billion.

For access equipment, we are adjusting our revenue expectation up slightly to a growth rate of about 25%, above our previous estimate of 20%. This is based on our strong first quarter results, an expectation of stronger than previously estimated sales in international markets and a slightly improved expectation of North American sales compared to our previous estimates.

We are also slightly raising our estimate for defense sales. We now expect the segment to grow by about 25%, driven by both our vehicle and parts & service businesses. Our estimates for the defense segment are independent of any potential MRAP vehicle business that we may be awarded.

We are adjusting the estimated growth rate for fire & emergency to an increase of approximately 5%, down from the prior range of a 5% to 10% increase, reflecting the weakness we are experiencing in several of our businesses in this segment.

And finally, we expect that commercial sales will be down approximately 15% to 20% for the year as we expect the depth and duration of the residential construction weakness to work against us. We believe that the pre-buy ahead of 2010 diesel engine emissions standards changes will benefit us, but due to economic conditions, most likely not until fiscal 2009.

Turning to slide 15, let’s review our operating income assumptions.

Oshkosh Fiscal 2008 Estimates

We are updating our expectations for full year operating income to a range of approximately $675 to $700 million. This implies a consolidated operating income margin of 9.2% to 9.9%.

We believe access equipment margins will improve by 150 to 200 basis points due generally to higher volumes, a favorable product mix, the benefits from foreign currency exchange rate changes, cost reductions and one time purchase accounting charges in the prior fiscal year that will not repeat in fiscal 2008. We are slightly lowering our defense margin expectations to be down in a range of 250 to 300 basis points, reflecting the impact of lower contractual margins on certain of our programs, as previously discussed, and anticipated incremental spending on the JLTV program.

We are modestly reducing our estimate for fire & emergency margins and now expect them to remain flat in fiscal 2008 due to the weakness in several of our businesses in this segment.

Given the low order intake in our commercial segment domestic businesses during the quarter, we are lowering our estimated earnings in the commercial segment for the year. We now expect commercial segment margins to decline between 150 and 200 basis points compared to our previous estimate of a slight decline in margins. Coupled with our lower sales estimate, this is a significant change, implying recession-like performance for the segment.

We still expect corporate and intersegment elimination expenses will increase by about $30 million in fiscal 2008. As we said on the last call, the larger than historical increase reflects additional estimated expense associated with stock-based compensation awards, the costs of several large information technology projects and the investment in additional staff.

Turning to slide 16, let’s take care of a few more P&L items.

Oshkosh Fiscal 2008 Estimates

We estimate our interest expense will be in a range of $215 to $220 million, reflecting a full year of higher leverage following the JLG acquisition.

We are lowering our full year tax rate estimate slightly to 33.5%, reflecting the favorable impact of tax planning strategies.

Expectations for equity in earnings remain unchanged from our previous estimates at a range of $3.5 to $4.0 million of income.

And finally, we are lowering our estimate of average shares outstanding to approximately 75.2 million shares for our earnings per share calculation.

Oshkosh Fiscal 2008 Estimates

Finishing up with slide 17, before I turn it back over to Bob, we are maintaining our fiscal 2008 earnings per share estimate of $4.15 to $4.35. This is an increase of 16% to 22% over our fiscal 2007 performance. While we have areas of strength in a number of our businesses, we are today more cautious than on November 1 regarding continued weakness in the U.S. economy and its potential effects on our businesses. This outlook is evident in our fire & emergency and commercial segment guidance.

We are estimating a range of $0.85 to $0.90 earnings per share for the second fiscal quarter of 2008. This represents an increase of 25% to 32% from the second quarter of fiscal 2007, driven by continued strong performance at our access equipment and defense segments.

We are maintaining our capital expenditures estimate for the year at $110 million and our debt target of between $2.65 and $2.75 billion by the end of fiscal 2008.

I’ll turn it back over to Bob for a final wrap-up before the Q&A. Please turn to slide 18.

Q1 2008 Summary

Bob Bohn

Thanks, Dave.

We are now into our second year of JLG ownership and the integration is proceeding exceedingly well. I think you’ll agree with me that the results have been stellar. But we’re not through yet and we will work hard in continuing to bring JLG into the Oshkosh family.

We are still confident in our ability to grow Oshkosh in a variety of economic conditions. That is clearly the story today and going forward as we see solid growth in our two biggest segments, access equipment and defense. We expect to feel the effects of weaker markets in our fire & emergency segment and in our commercial segment. We are proud to be announcing strong results and a positive, yet responsible outlook today as we maintain our full-year EPS estimates that result in a 16% to 22% growth rate over fiscal 2007, despite these tough markets.

Our defense business reported some impressive results today and we have good visibility into the government’s needs for our tactical wheeled vehicles. We also made recent announcements on our JLTV and MRAP II opportunities. I know you will be monitoring the progress of these exciting programs.

The commercial part of our business is in the down cycle associated with the downturn in residential construction and the aftereffects of the 2007 engine emissions pre-buy, but I believe that this segment will come back in fiscal 2009 as we work to turn around the Geesink Norba Group and prepare for the increase in demand ahead of the 2010 engine emissions standards changes. We have strong franchises in our fire & emergency segment and will manage through a period of weaker spending. We have a strong outlook for our ARFF products, which is being driven by robust international orders as airports continue to be constructed in growing areas around the world.

We know that many of you listening today are frustrated by our recent share price decline. We are, too. We do not think that the current price accurately reflects the strength of our management team, our ability to mitigate weaker economic conditions or our long-term prospects for the Oshkosh family of companies. The challenge for us is to continue to lead in our selected markets and to grow this company to new heights through continued hard work, determination and execution. That is our commitment to you.

With that, I will turn it back over to Pat and the operator for questions.

Pat Davidson

Let’s continue to limit the number of questions per person to one plus a follow-up question. This works well and gives us the best opportunity for participation on your end. After the follow-up, we ask that each participant get back in queue to ask further questions.

Operator, please begin the question and answer period of this call.